Exhibit 10.2

RENOVORX, INC.

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered on this ____ day of January 2013 (“Effective Date”) by and among RenovoRx, Inc., a Delaware corporation, and its successors or assignees (“Company”), and Ramtin Agah (referred to herein as “Consultant”) for the purpose of setting forth the terms and conditions by which the Company will acquire Consultant’s services.

1. Engagement of Services. Consultant will, to the best of his or her ability, render the services set forth in Exhibit A attached hereto. Consultant shall perform the actions necessary to complete such services in a timely and professional manner consistent with industry standards, and at a location, place and time which the Consultant deems appropriate. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.

2. Compensation. Company will compensate Consultant for services rendered under this Agreement as set forth in Exhibit A attached hereto. Unless otherwise agreed to by the Company in writing, Consultant shall be responsible for all expenses incurred in performing services under this Agreement.

3. Independent Contractor Relationship. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Because Consultant is an independent Consultant, Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest incurred by Company as a result of Consultant’s failure to file or pay any such taxes or payments.

4. Proprietary Information.

4.1 Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Company’s Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining the express written consent of the Company. By way of illustration but not limitation “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, techniques, drawings, clinical data, test data, formulas, methods, samples, development or experimental work, improvements, discoveries, trade secrets, inventions, ideas, other works of authorship, (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and non-public financial statements, licenses, contracts, prices and costs, suppliers and customers; (c) information regarding the skills and compensation of the Company’s employees, consultants and any other service providers of the Company; and (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without any confidentiality limitations; or (3) it was known by the Consultant, as evidenced by his records, prior to its disclosure by the Company.

4.2 Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

5. Ownership of Work Product.

5.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, techniques, trade secrets, ideas, artwork, software, or any other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, authored, or learned by Consultant in the course of any work performed for the Company under this Agreement (“Company Work Product”). Consultant agrees that any and all Company Work Product shall be the sole and exclusive property of Company. For clarification purposes, Company Work Product shall not include, and Consultant shall have no obligation to disclose to Company, any Work Product resulting from Consultant’s pre-existing obligations as described in section 8.2; provided, however, Consultant shall notify the Company in advance of any situation arising out of any of these pre-existing obligations or any other obligation that could impair or diminish the Company’s full rights to any Work Product developed or created pursuant to this Agreement.

5.2 Background Technology. Consultant shall specifically describe and identify in Exhibit B any and all works of authorship and Inventions which (a) Consultant intends to use in performing under this Agreement, (b) is either owned by Consultant or licensed to Consultant with a right to sublicense and (c) is made, conceived, reduced to practice, or is in existence in the form of a writing or fixed in any medium prior to the Effective Date (“Background Technology”). If disclosure of any Background Technology would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Background Technology in Exhibit B but it will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Background Technology has not been made for that reason. A space is provided in Exhibit B for such purpose. Consultant further represents that any Work Product which Consultant has made, conceived or reduced to practice prior to signing this Agreement in the Field (as such term is defined in Section 8.2 below) has been disclosed in writing to Company and attached to this Agreement as Exhibit B (“Prior Technology”). If no such disclosure is attached in Exhibit B, Consultant represents that there is no Prior Technology. If, in the course of performance of this Agreement, Consultant incorporates any Background Technology or Prior Technology into an Invention of the Company, product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Invention, product, process or machine. Notwithstanding the foregoing, Consultant agrees that he will not incorporate, or permit to be incorporated, any Background Technology or Prior Technology in any Company Inventions, product, process or machine without the Company’s prior written consent.

5.3 Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, patents, copyrights, trademarks, trade secrets, contract and licensing rights (the “Proprietary Rights”). Consultant retains no rights to use the Company Work Product.

5.4 Assistance. At the expense of Company, Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

5.5 Enforcement of Proprietary Rights. At the expense of Company, Consultant will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof, including any applicable filings with the U.S. Patent and Trademark Office and the U.S. Food and Drug Administration and the respective foreign counterparts to such government offices or agencies. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance.

5.6 Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding Sections 5.4 and 5.5, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney-in-fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

6. Obligation to Keep Company Informed. Subject to the pre-existing obligations as described in Section 8.2, during the period of this Agreement and for twelve (12) months after termination of this Agreement, Consultant shall promptly disclose to the Company fully and in writing all Inventions in the Field authored, conceived or reduced to practice by Consultant, either alone or jointly with others. In addition, subject to the pre-existing obligations as described in Section 8.2, Consultant shall promptly disclose to the Company all patent applications relating to the Field filed by him or on his behalf within a year after termination of this Agreement.

7. Consultant Representations and Warranties. Consultant hereby represents and warrants that (a) to the best of Consultant’s knowledge, neither the Company Work Product, nor any element thereof will infringe the Proprietary Rights of any third party; (b) neither the Company Work Product, nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (d) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (e) Consultant will comply with all laws and regulations applicable to Consultant’s obligations under this Agreement; (f) Consultant is not subject to any contract or duty that would be breached by Consultant’s entering into or performing Consultant’s obligations under this Agreement or that is otherwise inconsistent with this Agreement; and (g) should the Company permit Consultant to use any of the Company’s equipment or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant shall be responsible for any injury to any person (including death) or damage to property arising out of use of such equipment or facilities.

8. Restrictive Covenants. Consultant acknowledges that: (a) the business of the Company is intensely competitive and that Consultant’s relationship with the Company requires that Consultant have access to and knowledge of Proprietary Information; (b) the direct and indirect disclosure of any such Proprietary Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (c) the Proprietary Information constitutes a trade secret of the Company; and (d) the engaging by Consultant in any of the activities prohibited by this Section 8 may constitute improper misappropriation and/or use of such information and trade secrets.

8.1 Nondisclosure of Proprietary Information. Consultant agrees that at all times during and after the termination of his relationship with the Company, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information. This confidentiality covenant has no temporal, geographical or territorial restriction. Consultant agrees to immediately return all Proprietary Information, Company documents (and all copies thereof) and other Company property and materials in his possession or control, including, but not limited to, Company reports, notes, files, memoranda, records, drawings, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property (including, but not limited to, computers and cellular phones), credit cards, travel cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any Proprietary Information of the Company (and all reproductions thereof).

8.2 No Conflict of Interest. Consultant agrees that he will not, at any time during the term of this Agreement and for a period of six (6) months thereafter, without the prior written consent of the Company, engage in any business or activity, accept work or enter into a contract or agreement, or otherwise become associated with any business (i) relating to the research, design, development, transfer of intellectual property rights, commercializing and/or marketing of any product or technology relating to the attempted treatment or enhanced treatment of pancreatic cancer by any endovascular approach, including by means of delivery of any therapeutic materials to the pancreas, and all related devices, accessories, products, kits or services (collectively, the “Field”), or (ii) that is in conflict or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. Consultant represents and warrants that except for this Agreement, he has not entered into any contract or agreement relating to the Field. Consultant further represents that he is not a party to any existing agreement or obligation inconsistent or in conflict with this Agreement.

8.3 Non-solicitation of Company Employees and Customers. Consultant hereby agrees that at any time during the term of this Agreement and for a period of six (6) months thereafter, Consultant will not, without first obtaining the Company’s prior written permission, (a) directly or indirectly solicit, entice, induce, or encourage employees or consultants of the Company to leave the Company to accept work with a competing business, or (b) directly or indirectly solicit any customer or prospective customer of the Company on Consultant’s own behalf or on behalf of any competitor of the Company, for which Consultant rendered services during his relationship with the Company.

9. Term and Termination.

9.1 Term. The term of this Agreement will be for three (3) years beginning on the Effective Date, unless terminated earlier pursuant to this Section 9; thereafter, this Agreement shall automatically be renewed for successive one (1) year periods up to two (2) successive annual periods.

9.2 Termination. Either the Company or Consultant may terminate this Agreement at its convenience by providing at least thirty (30) days prior written notice to the other.

9.3 Return of Company Property. Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all samples, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of Company.

10. General Provisions.

10.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. The Consultant hereby expressly consent to the personal jurisdiction of the state and federal courts located in the county where Company’s principle place of business is located for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 No Assignment. This Agreement, and Consultant’s rights and obligations herein, may not be assigned, subcontracted, delegated, or otherwise transferred by Consultant without the Company’s prior written consent, and any attempted assignment, subcontract, delegation, or transfer in violation of the foregoing will be null and void. The terms of this Agreement shall be binding upon assignees.

10.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with the notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

10.5 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

10.6 Survival. Sections 2, 4, 5, 6, 7, 8 and 10 shall survive termination of this Agreement.

10.7 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

In Witness Whereof, that parties have caused this Consulting Agreement to be executed as of the date first written above.

Company:	Consultant:

RenovoRx, Inc.

By:	By:

Name:	Name:

Title:

Address:	Address:

Consulting Agreement – Signature Page

Exhibit A

STATEMENT OF WORK

This Statement of Work (“SOW”) is incorporated into the Consulting Agreement by and between Company and Consultant (the “Agreement”) to which this SOW is an Exhibit. This SOW describes services to be performed and provided by Consultant pursuant to the Agreement. If any item in this SOW is inconsistent with the Agreement prior to such incorporation, the terms of this SOW will control, but only with respect to the services to be performed under this SOW.

1.	Scope of Services:

Consultant shall serve as the Company’s Chief Medical Officer, and shall provide such services as are consistent with the Company’s charter and as may be reasonably requested by the Company’s Board of Directors from time to time.

2.	Compensation:

Except with respect to reimbursable expenses as described in Section 3 below, the sole compensation payable to Consultant shall be continuation of vesting of shares of common stock of the Company held by Consultant pursuant to the Founder Restricted Stock Purchase Agreement dated on or about the same date hereof (“FRSPA”).

3.	Expenses.

Company will reimburse Consultant for reasonable out-of-pocket business expenses incurred in connection with the Services, provided that such expenses are approved in advance by the Company and fully documented to Company’s satisfaction. As of the date hereof, no amount is due to the Consultant for any such expenses. Consultant shall be reimbursed for approved out-of-pocket expenses as soon as practicable after an invoice is received, on a monthly basis.

As of the date hereof, Consultant acknowledges and agrees that all advances and loans made by Consultant to, and all other expenses incurred by Consultant on behalf of, the Company totaled $45,000, all of which were paid and otherwise satisfied in full through the issuance of shares of common stock pursuant to the FRSPA.

Consultant Initial ________

Company Initial ________

Exhibit B

BACKGROUND TECHNOLOGY AND PRIOR TECHNOLOGY

1. Except as listed in Section 2 below, the following is a complete list of all Background Technology (as defined in the Agreement) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

[ ]	List Background Technology here:

[ ]	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.
2.
3.

[ ]	Additional sheets attached.

3. The following is a list of all Prior Technology (as defined in the Agreement):

Consultant Initial ________

Company Initial________